CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our Report of Independent Registered Public Accounting Firm dated May 23, 2005, relating to the financial statements and financial highlights which appear in the March 31, 2005 Annual Report to Shareholders of Managers Trust II: Managers Intermediate Duration Government Fund and Managers Short Duration Government Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

July 29, 2005